EIS International, Inc. and Subsidiaries          Exhibit 11

                 Statement Re Computation of Per Share Earnings
                  (in thousands, except for per share amounts)



                                                       Three Months Ended June 30,     Six Months Ended June 30,
                                                         1997             1996          1997             1996
                                                       -------          -------       --------         --------
Income (loss) from continuing operations               $ 1,359          $ 3,951       $ (2,163)        $ (11,291)
Discontinued operations                                      -             (808)                          (1,381)
                                                       -------          -------       --------         ---------
Net income (loss)                                      $ 1,359          $ 3,143       $ (2,163)        $ (12,672)
                                                       =======          =======       ========         =========
Weighted average nunber of common and
  common equivalent shares:
  Common shares outstanding                             11,224           10,668         11,179            10,354
  Dilutive effect of stock options and warrants,
   primary computation                                     181              941              -                 -
                                                       -------          -------       --------         ---------
Weighted average number of common and
  common equivalent shares utilized in the primary
  income (loss) per share computation:                  11,405           11,609         11,179            10,354
    Additional dilutive effect of stock options and
     warrants, fully diluted computation                    95              118              -                 -
                                                       -------          -------       --------         ---------
Weighted average number of common and
  common equivalent shares utilized in the fully
  diluted loss per share computation                    11,500           11,727         11,179            10,354
                                                       =======          =======       ========         =========
Priory income (loss) per share:
  Continuing operations                                 $ 0.12           $ 0.34       $ (0.19)          $ (1.09)
  Discontinued operations                                    -            (0.07)            -             (0.13)
                                                       -------          -------       --------         ---------
  Pimary income (loss) per share                        $ 0.12           $ 0.27       $ (0.19)          $ (1.22)
                                                       =======          =======       ========         =========
Fully diluted income (loss) per share:
  Continuing operations                                 $ 0.12           $ 0.34       $ (0.19)          $ (1.09)
  Discontinued operations                                    -            (0.07)            -             (0.13)
                                                       -------          -------       --------         ---------
  Fully diluted income (loss) per share                 $ 0.12           $ 0.27       $ (0.19)          $ (1.22)
                                                       =======          =======       ========         =========




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